Exhibit 10.4

EMPLOYMENT AGREEMENT

This Agreement is entered into as of the 29th day of December, 2008, and effective as of the closing date (the “Effective Date”) of the Merger, as defined below, by and between West Bend Savings Bank (the “Bank”), a federally chartered stock savings bank, with its principal administrative office at 201 South Fifth Avenue, West Bend, Wisconsin 53095, WBSB Bancorp, Inc., a federally chartered corporation and the holding company of the Bank (the “Holding Company”), WBSB Bancorp, MHC, a federally chartered mutual holding company (“WBSB MHC”), and Raymond F. Lipman (“Executive”).

WHEREAS, Executive currently serves as Chief Executive Officer of the Bank, Holding Company and WBSB MHC; and

WHEREAS, pursuant to a Partnership Agreement and Plan of Merger by and among the Bank, Holding Company, WBSB MHC and Continental Savings Bank, FSB (“Continental FSB”) dated as of June 27, 2008, Continental FSB will merge with and into the Bank (the “Merger”) and thereafter Continental FSB will cease to exist as a separate legal entity; and

WHEREAS, the Bank, the Holding Company and WBSB MHC wish to retain the services of Executive for the period provided in this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Bank, Holding Company and WBSB MHC on a full-time basis for said period; and

WHEREAS, certain severance payments and other benefits to Executive herein must comply with the terms of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or the Executive shall be subject to additional taxes and penalties.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.                                      POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as Chief Executive Officer of the Bank, Holding Company and WBSB MHC, respectively.  Executive also agrees to serve as a director of the Bank, Holding Company and WBSB MHC.  During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank.

2.                                      TERMS AND DUTIES

(a)                                 The period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue for a period of thirty-six (36) full calendar months thereafter.  Within ninety (90) days prior to December 31st of each year, and each December 31st thereafter, (each an “Anniversary Date”), the disinterested members of the Board of Directors of the Bank (the “Board”) will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement for an additional year such that the remaining term shall be thirty-six (36) months, and the results thereof shall be included in the minutes of the Board’s meeting.  Should the disinterested members of the Board determine not to renew the Agreement for an additional year, the Board shall provide written notice to Executive of such determination as soon as practicable but in no event later than ten (10) days following such determination Notwithstanding anything herein to the contrary, the Agreement shall not renew commencing on the Anniversary Date next following the Executive’s attainment of age 62.

(b)                                 During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement.  Nothing in this Section shall be construed as preventing the Executive from serving from time to time on boards, committees, or holding positions in non-profit or governmental organizations, including religious and civic groups, without the need for Board approval.

3.                                      COMPENSATION AND REIMBURSEMENT

(a)                                 The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b).  The Bank shall pay Executive as compensation an initial salary of not less than $255,000 per year (“Base Salary”).  Such Base Salary shall be payable twice monthly, or with such other frequency in accordance with the Bank’s normal payroll practices.  During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually.  The Board may increase, but not decrease, Executive’s Base Salary, other than a decrease that occurs pursuant to an employer-wide reduction of compensation of all officers of the Bank and provided that the reduction of Executive’s Base Salary is not in excess of the average percentage of the employer-wide reduction.  Any increase in Executive’s Base Salary shall become the “Base Salary” for purposes of this Agreement.

(b)                                 The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those generally provided to the Bank’s senior officers immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect Executive’s rights or benefits thereunder, other than a change that similarly affects all senior officers of the Bank.  Executive will be entitled to participate in all bonus and similar programs available to the Bank’s senior officers as provided in any plan of the Bank in which Executive is eligible to participate, with participation for any partial year being appropriately pro-rated.  Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plan, including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  In addition to the Base Salary provided in Section 3(a), the Bank will provide Executive with an automobile (whether Bank-owned or leased) suitable to Executive’s position with the Bank, which automobile shall be for Executive’s business and personal use, and the Bank will pay the reasonable cost of such automobile, including insurance, repairs and fuel.  The Bank also shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank

(c)                                  Executive shall be entitled to a minimum of five (5) weeks of paid vacation time each year during the term of this Agreement, as well as sick leave, holidays, other paid absences and additional paid vacation in accordance with the Bank’s policies and procedures for senior officers.  Any unused paid time off during an annual period shall be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(d)                                 The Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

(e)                                  During the term of this Agreement, Executive’s target bonus under the Bank’s annual bonus plan shall be equal to 30% of his Base Salary.  Notwithstanding anything else herein to the contrary, (i) the Bank may pay its Chief Operating Officer a higher bonus to the extent justified under its bonus plan, and (ii) the Board of Directors shall have full authority to change the terms and funding of the Bank’s bonus plan at any time in its discretion.

4.                                      PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8 and 15.

(a)                                 The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement.  As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)                                     the involuntary termination by the Bank of Executive’s full-time employment hereunder for any reason other than, (A) death, Disability or Retirement as defined in Section 6 below, (B) a Change in Control, as defined in Section 5(a), or (C) Termination for Cause as defined in Section 7 hereof; or

(ii)                                  Executive’s resignation from the Bank’s employ, upon any

(A)                               failure to elect or reelect or to appoint or reappoint Executive as Chief Executive Officer of the Bank, Holding Company and WBSB MHC, or failure to nominate or re-nominate Executive as a director of the Bank, Holding Company and WBSB MHC or any removal of Executive from such director positions without cause, or

(B)                               material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, or

(C)                               a material reduction in the benefits and perquisites to the Executive taken as a whole from those being provided as of the Effective Date of this Agreement, other than as a part of a reduction which is equitably applied to all of the Bank’s officers, or

(D)                               the failure of all of the Bank’s officers, other than its internal audit staff, to report, directly or indirectly, to the Executive, or

(E)                                liquidation or dissolution of the Bank, Holding Company or WBSB MHC, other than liquidations or dissolutions that are caused by reorganizations that do not affect the overall status of Executive within the Bank and any organization that owns a majority of its stock, or

(F)                                 any other material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D), or (F) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than 30 nor more than 90 days prior written notice after the event giving rise to the right to elect, which termination by Executive shall be an Event Termination.  The Bank shall have at least 30 days to remedy any condition set forth in clause (ii), provided, however, the Bank shall be entitled to waive such 30 day period.  In the event of Executive’s resignation for any reason other than as specifically set forth in this Section 4(a) Executive shall not be entitled to any benefits under this Agreement.

(b)                                 Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three times (or, if he reaches age 63 prior to the Date of Termination, two times) (i) his then current Base Salary and (ii) his average annualized bonus paid by the Bank for the prior three (3) full years or such lesser time as he has been employed by the Bank; provided, however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance.  All amounts payable hereunder shall be made in a lump sum without reduction in the event the Executive obtains employment following an Event of Termination, and shall commence within thirty (30) days following the Executive’s Date of Termination, or if the Executive is a “Specified Employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), and only to the extent required to avoid penalty under Code Section 409A, such payments shall commence on the first business day of the seventh month following the Executive’s Separation from Service.

(c)                                  Upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination, provided that such benefits shall not be provided in the event they should constitute an unsafe or unsound banking practice relating to executive compensation and employment contracts pursuant to applicable regulations, as is now or hereafter in effect.  Such coverage shall cease upon the expiration of the remaining term of this Agreement as calculated immediately prior to the Date of Termination.

(d)                                 The Executive’s “involuntary termination by the Bank” and “resignation from the Bank’s employ” in accordance with Sections 4(a)(i) and 4(a)(ii), respectively, shall be construed to mean a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(e)                                  Notwithstanding any statement herein to the contrary, to the extent required by the regulations, interpretations or policy of the Office of Thrift Supervision, the aggregate amount of all severance payments under the Agreement shall not exceed three (3) times the Executive’s average annual compensation (as defined in such regulations or interpretations) over the most recent five (5) taxable years.

5.                                      CHANGE IN CONTROL

(a)                                 No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank as set forth below.  For these purposes, a Change in Control of the Bank shall be deemed to occur if: (i) a Change in Control of the Bank within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the “HOLA”) as in effect at the time of the Change in Control; (ii) any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or any holding company thereof representing 25% or more of the combined voting power of the Bank’s or any of its holding companies’ outstanding securities, except for any securities purchased by the Bank’s tax-qualified retirement plans or trust; (iii) individuals who constitute the Board on the Closing Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Closing Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (iii), considered as though he were a member of the Incumbent Board; (iv) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or similar transaction in which the Bank is not the surviving institution occurs or is effected; or (v) a tender offer is made for 25% or more of the voting securities of the Bank and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Bank have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.  Notwithstanding anything in this subsection to the contrary, a Change in Control shall not be deemed to have occurred upon the conversion of the Bank’s mutual holding company parent to stock form, or in connection with any reorganization used to effect such a conversion.

(b)                                 If a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement, regardless of whether such termination results from (i) his resignation for the reasons provided in Section 4(a)(ii), or (ii) his dismissal upon the Change in Control, unless such termination is because of his death, Retirement or Disability.

(c)                                  Upon the occurrence of a Change in Control followed by the Executive’s termination of employment,  the Bank shall pay Executive, or, in the event of his subsequent death (subsequent to such termination), his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the greater of (i) three times the sum of: (A) the highest annual rate of Base Salary paid to Executive at any time under this Agreement, and (B) the greater of (x) the average annual cash bonus paid to Executive with respect to the three completed fiscal years prior to the termination, or (y) the cash bonus paid to Executive with respect to the fiscal year ended prior to the termination, or (ii) 299% of the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code.  All payments made hereunder to the Executive shall be paid in a lump sum and shall commence within thirty (30) days after the Date of Termination or if the Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), on the first day of the seventh month after Executive’s Separation from Service.

(d)                                 Upon the occurrence of a Change in Control followed by an Event of Termination, the Bank shall provide to Executive life insurance and non-taxable medical and dental insurance coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive prior to his severance, except to the extent such coverage is changed in its application to all employees of the Bank or not available on an individual basis to a terminated employee.  Such coverage shall cease thirty-six (36) months from the date of Executive’s termination of employment.

(e)                                  For Purposes of this Section 5, “termination of employment” shall be construed to mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period.

(f)                                   Notwithstanding the preceding paragraphs of this Section 5:  (i) in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, the Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section

280G.  The allocation of the reduction in Termination Benefits provided by the preceding paragraphs of this Section 5 shall be determined by the Executive, provided, however, that if such election by the Executive violates Code Section 409A, such allocation shall be made pro-rata.

6.                                      TERMINATION UPON RETIREMENT, DISABILITY, OR DEATH

(a)                                 Termination by the Bank of Executive based on “Retirement” shall mean termination of service as an employee on or after the attainment of age 65 or in accordance with any retirement arrangement established with Executive’s consent with respect to him. Upon termination of employment upon retirement, no amounts or benefits shall be due to Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

(b)                                 Termination by the Bank of Executive’s employment based on “Disability” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) Executive is determined to be totally disabled by the Social Security Administration.  Upon termination of employment due to Disability, Executive shall be entitled to all disability benefits under any disability plan of the Bank and other plans to which Executive is a party.

(c)                                  In the event of Executive’s death during the term of this Agreement, the Bank shall provide continuing Bank-paid health coverage to Executive’s family for one year following the Executive’s death.

7.                                      TERMINATION FOR CAUSE

The Board may terminate Executive’s employment at any time, but any termination by the Board other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.  For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.  The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

8.                                      NOTICE

(a)                                 Any termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)                                 “Date of Termination” shall mean: (A) if his employment is terminated due to the occurrence of an Event of Termination set forth under Section 4(a)(ii)(A)-(D) and (F), thirty (30) days after a Notice of Termination is given unless the Bank waives its right to cure and agrees to the Event of Termination, and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c)                                  If the party receiving a Notice of Termination desires to dispute or contest the basis or reasons for termination, the party receiving the Notice of Termination must notify the other party within thirty (30) days after receiving the Notice of Termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence pursuant to Section 20 of this Agreement.  During the pendency of any such dispute, the Bank shall not be obligated to pay Executive compensation or other payments beyond the Date of Termination.

9.                                      POST-TERMINATION OBLIGATIONS

(a)                                 All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 9 during the term of this Agreement and for one full year following the expiration or termination thereof.

(b)                                 Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.                               NON-COMPETITION

(a)                                 Upon any termination of Executive’s employment hereunder pursuant to Section 4 hereof, Executive agrees not to compete with the Bank for a period of one (1) year following such termination within 15 miles of any office of the Bank (the “non-competition area”), determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  Executive agrees that during such period and within the non-competition area, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

(b)                                 Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available.  In the event of a breach or threatened breach by the Executive of the provisions of this Section 10, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11.                               CONFIDENTIAL INFORMATION

Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank.  Executive will not, except in his capacity, and in furtherance of his duties, as an officer of the Bank, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available.  In the event of a breach or threatened breach by the Executive of the provisions of this Section 10, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

12.                               SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  However, within 10 days following any payment by the Bank under this Agreement, such payment shall be allocated among the Bank, Holding Company and WBSB MHC.  Immediately following such allocation, Holding Company and WBSB MHC shall reimburse the Bank for their respective share of such payment.

13.                               EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided, and provided further that this Agreement shall not supersede the Salary Continuation Agreement by at between West Bank Savings Bank and Raymond Lipman as most recently amended on August 7, 2007 and as it may be further amended by the parties thereof in the future.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.                               NO ATTACHMENT

(a)                                 Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)                                 This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

15.                               MODIFICATION AND WAIVER

(a)                                 This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)                                 No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

16.                               REQUIRED PROVISIONS

(a)                                 If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. § 1818(e)(3)) or 8(g)(1) (12 U.S.C. § 1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), the Bank’s

obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)                                 If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. § 1818(e)(4)) or 8(g)(1) (12 U.S.C. § 1818(g)(1)) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)                                  If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. § 1813(x)(1)) of the FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)                                 All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of OTS or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. § 1823(c)) of the FDIA; or (ii) by the Director of OTS or his or her designee at the time the Director of OTS or his or her designee approves a supervisory merger to resolve problems related to operations of the Bank or when the Bank is determined by the Director of OTS or his or her designee to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)                                  Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

17.                               SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.                               HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.                               GOVERNING LAW

This Agreement shall be governed by the laws of the State of Wisconsin, except to the extent superseded by federal law.

20.                               ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

21.                               PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, Holding Company and WBSB MHC, provided that the dispute or interpretation has been settled or resolved by the parties hereto in the Executive’s favor with respect to Executive’s material claims.  To the extent necessary to avoid taxes and penalties under Code Section 409A, such reimbursement shall occur no later than two and one-half months after the dispute is settled or resolved in the Executive’s favor.

22.                               INDEMNIFICATION

The Bank, Holding Company and WBSB MHC shall each provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at their expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of such entity (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the applicable entity).  If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Bank, Holding Company or WBSB MHC, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.  No indemnification shall be paid that would violate 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

23.                               SUCCESSORS

The Bank, Holding Company and WBSB MHC shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, Holding Company and WBSB MHC, respectively, expressly and unconditionally to assume and agree to perform the Bank’s, Holding Company’s and WBSB MHC’s obligations under this Agreement, in the same manner and to the same extent that the Bank, Holding Company and WBSB MHC would be required to perform if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, as of the day and date first above written.

ATTEST:	WEST BEND SAVINGS BANK

/s/ Nancie P. Heaps	By:	/s/ Kirk J. Emerich
	Its:	Senior Vice President and Chief Financial Officer

ATTEST:	WBSB BANCORP, INC.

/s/ Nancie P. Heaps	By:	/s/ Kirk J. Emerich
	Its:	Senior Vice President and Chief Financial Officer

ATTEST:	WBSB BANCORP, MHC

/s/ Nancie P. Heaps	By:	/s/ Kirk J. Emerich
	Its:	Senior Vice President and Chief Financial Officer

WITNESS:	EXECUTIVE

/s/ Nancie P. Heaps	By:	/s/ Raymond F. Lipman
Raymond F. Lipman